Exhibit 2.4

AMENDMENT NO .1

TO

ASSET PURCHASE AGREEMENT

BETWEEN

CAMBRIDGE LABORATORIES (IRELAND) LIMITED

AND

BIOVAIL LABORATORIES INTERNATIONAL (BARBADOS) SRL

Dated June 19th, 2009

AMENDMENT NO. 1 (this “Amendment”) dated June 19th, 2009 to the ASSET PURCHASE AGREEMENT (the “Agreement”), dated May 16, 2009, between CAMBRIDGE LABORATORIES (IRELAND) LIMITED, a company organized under the laws of the Republic of Ireland (“Seller”), and BIOVAIL LABORATORIES INTERNATIONAL (BARBADOS) SRL, a society with restricted liability under the laws of Barbados (“Purchaser”).

Purchaser and Seller desire to amend the Agreement as provided herein in accordance with the provisions of Section 7.03 of the Agreement.  Capitalised terms used but not defined in this Amendment shall have the meanings set forth in the Agreement.

Accordingly, and in consideration of the payment of £1 by Purchaser to Seller (the receipt of which is hereby acknowledged), the parties hereby agree as follows:

ARTICLE I

SECTION 1.01. Waiver of Part 2(b)(viii) of Schedule 2.02 to the Agreement.   Seller hereby waives compliance with Purchaser’s obligations set forth in Part 2(b)(viii) of Schedule 2.02 to the Agreement.

SECTION 1.02. Amendment of Schedule 3.07(a) to the Agreement.  The following contract is hereby added to the list of Assigned Contracts set forth on Schedule 3.07(a) to the Agreement:

“91. Agreement between Propharma Partners Limited and Cambridge Laboratories (Ireland) Limited dated 1 May 2008”

SECTION 1.03.  Amendment of Schedule 5.09 to the Agreement.  (a)  Schedule 5.09 to the Agreement is hereby amended by adding the following as Section 1(n):

“Pharmaceutical distribution services under its existing wholesalers authorization from the Irish Medicines Board.”

(b) Section 1(m) of Schedule 5.09 to the Agreement is hereby amended by deleting the second sentence of such section and replacing it with the following:

“Purchaser acknowledges that any request pursuant to this subparagraph for additional services not set forth in subparagraphs (a)-(l) and (n) above may give rise to additional charges.”

ARTICLE II

General Provisions

SECTION 2.01. No Third-Party Beneficiaries.  (a) Except as expressly stated in this Amendment, a Person who is not a party to this Amendment may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b) Notwithstanding Section 2.01(a), (i) this Amendment may be rescinded or varied in any way and at any time by the parties hereto without the consent of any Person who is not a party to this Amendment and (ii) no Person who is not a party to this Amendment may enforce, or take any step to enforce, the provisions of this Amendment without the prior written consent of the relevant party hereto.

SECTION 2.02. Counterparts.  This Amendment may be executed in one or more counterparts and by each party hereto on separate counterparts, all of which shall be considered one and the same agreement, but which shall not be effective until each party hereto has executed at least one counterpart.

SECTION 2.03. Agreement in Full Force and Effect.  Except as expressly amended hereby, the Agreement will continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof.

SECTION 2.04. Severability.  If any provision of this Amendment (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such invalidity, illegality or unenforceability shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Amendment or the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Amendment.

SECTION 2.05. Governing Law.  (a) This Amendment shall be governed by and construed in accordance with English law.  Any matter, claim or dispute arising out of or in connection with this Amendment, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

(b) The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Amendment (including a dispute relating to any non-contractual obligations arising out of or in connection with this Amendment) and the parties irrevocably submit to the exclusive jurisdiction of the English courts, the Judgments of which shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c) Seller irrevocably appoints Cambridge Laboratories Limited of First Floor Deltic House, Kingfisher Way, Silverlink Business Park, Wallsend, Tyne & Wear NE28 9NX as its agent in England for service of process.

(d) Purchaser irrevocably appoints Cravath, Swaine & Moore LLP of CityPoint, One Ropemaker Street, London EC2Y 9HR, as its agent in England for service of process.

(e) The parties waive and agree not to raise any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

(f) Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal action or proceeding arising, directly or indirectly, out of or relating to this Amendment and for any

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counterclaim therein (in each case whether based on contract, tort or any other theory and whether predicated on common law, statute or otherwise).  Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into this Amendment by, amongst other things, the mutual waivers and certifications in this clause.

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IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Amendment on the date first written above.

CAMBRIDGE LABORATORIES (IRELAND) LIMITED,

by:	/s/ Mark P. Evans
Name: Mark P. Evans
Title: CEO

BIOVAIL LABORATORIES INTERNATIONAL (BARBADOS) SRL,

by:	/s/ Michel Chouinard
Name: Michel Chouinard
Title: COO